EXHIBIT 10.28

LEASE AGREEMENT
(Triple Net)

by and between

SEMAHO, INC.,
a Colorado corporation

as Landlord

and
DMC GLOBAL INC.,
a Delaware corporation

as Tenant

SUMMARY OF BASIC LEASE INFORMATION
The parties hereto agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Lease Agreement – Triple Net (this Summary and the Lease Agreement – Triple Net to be known collectively as the “Lease”) which pertains to the office building located at 11800 Ridge Parkway, Broomfield, Colorado known as The Views I. Each reference in this Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE (References are to the Lease Agreement)	DESCRIPTION
1. Date:	August 20, 2018.
2. Landlord:	SEMAHO, INC., a Colorado corporation
3. Address of Landlord (Section 30.11):	1777 NE Loop 410 Suite 928 San Antonio, TX 78217 Attn: Andres Sevilla
4. Tenant:	DMC Global Inc., a Delaware corporation
5. Address of Tenant (Section 30.11):	Prior to Lease Commencement Date: DMC Global Inc. 5405 Spine Road Boulder, CO 80301 Attn: Chief Legal Officer After Lease Commencement Date: At the Premises Attn: Chief Legal Officer
6. Premises (Article 1):
Approximately 18,284 rentable square feet of space identified as Suite 300 on the third floor of the building known as The Views I located at 11800 Ridge Parkway, Broomfield, Colorado (the “Building”), as generally depicted on Exhibit A attached hereto.

7. Term (Article 2).
7.1 Lease Term:
One hundred twenty-six (126) months. If the Lease Commencement Date occurs on a day other than the first day of the month, then the foregoing time period shall be measured from the first day of the following month.

7.2 Lease Commencement Date:
The later of (a) January 1, 2019, or (b) the date that is the earlier of (i) Substantial Completion of the Improvements (as such terms are defined in the Work Letter attached hereto as Exhibit B and incorporated herein by this reference (the “Work Letter”)), or (ii) the date Substantial Completion would have occurred but for the occurrence of any Tenant Delay Days (as defined in the Work Letter).

7.3 Option to Extend:	One (1) option period of five (5) years.

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8. Base Rent (Article 3):
Period	Monthly Installment of Base Rent	Annual Rental Rate per Rentable Square Foot
Months 1 – 18*	$23,616.83*	$15.50
Months 19 – 30	$24,378.67	$16.00
Months 31 – 42	$25,140.50	$16.50
Months 43 – 54	$25,902.33	$17.00
Months 55 – 66	$26,664.17	$17.50
Months 67 – 78	$27,426.00	$18.00
Months 79 – 90	$28,187.83	$18.50
Months 91 – 102	$28,949.67	$19.00
Months 103 – 114	$29,711.50	$19.50
Months 115 – 126	$30,473.33	$20.00
*Subject to the abatement described in Article 3 below. 9. Tenant’s Share:

Approximately 10.71%. Tenant’s Share is calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building, which is 170,660 (subject to adjustment pursuant to Section 1.3 of the Lease).

10. Prepaid Base Rent (Article 3)	$23,616.83 for the first (1st) full month of the Lease Term.
11. Security Deposit (Article 22):	$38,365.92.
12. Parking Pass Ratio (Article 28): 13. Brokers (Section 30.21):
Four (4) parking passes for every 1,000 rentable square feet of the Premises, free of charge during the initial Lease Term.
Jones Lang LaSalle Americas, Inc. (Joe Heath and Don Misner), for Landlord, and

The Colorado Group, Inc. (Neil Littman and W. Scott Reichenberg), for Tenant.

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TABLE OF CONTENTS

1.	REAL PROPERTY, BUILDING AND PREMISES	1
2.	LEASE TERM	1
3.	BASE RENT	2
4.	ADDITIONAL RENT	3
5.	USE OF PREMISES	5
6.	SERVICES AND UTILITIES	6
7.	REPAIRS AND MAINTENANCE	7
8.	ADDITIONS AND ALTERATIONS	7
9.	COVENANT AGAINST LIENS	8
10.	INDEMNITY AND INSURANCE	8
11.	DAMAGE AND DESTRUCTION	9
12.	NONWAIVER	10
13.	CONDEMNATION	10
14.	ASSIGNMENT AND SUBLETTING	10
15.	SURRENDER OF PREMISES AND REMOVAL OF TENANT’S PROPERTY	12
16.	HOLDING OVER	12
17.	ESTOPPEL CERTIFICATES	12
18.	SUBORDINATION	12
19.	DEFAULTS; REMEDIES	12
20.	LANDLORD REMEDIES	13
21.	COVENANT OF QUIET ENJOYMENT	14
22.	SECURITY DEPOSIT	15
23.	SUBSTITUTION OF OTHER PREMISES	15
24.	SIGNS	15
25.	LATE CHARGES	15
26.	LANDLORD’S RIGHT TO CURE DEFAULT	15
27.	ENTRY BY LANDLORD	15
28.	PARKING	16
29.	HAZARDOUS MATERIALS	16
30.	MISCELLANEOUS PROVISIONS	16
31.	RIGHT OF FIRST REFUSAL	19

EXHIBITS

EXHIBIT A	FLOOR PLAN OF PREMISES

EXHIBIT B	WORK LETTER

EXHIBIT C	RULES AND REGULATIONS

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LEASE AGREEMENT
This Lease Agreement (“Lease”, including the preceding Summary of Basic Lease Information referred to herein as the “Summary”), is made by and between SEMAHO, INC., a Colorado corporation (“Landlord”), and DMC GLOBAL INC., a Delaware corporation (“Tenant”) as of the date set forth in Section 1 of the Summary.
1.    REAL PROPERTY, BUILDING AND PREMISES
1.1    Premises, Building and Real Property. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are located in the Building (as hereinafter defined). The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building known as The Views I located and addressed at 11800 Ridge Parkway, Broomfield, Colorado (collectively, the “Building”). The Building, the parking facilities serving the Building from time to time (“Parking Facilities”), the outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property.” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located within the Building and on the Real Property (“Common Areas”). Landlord reserves the right to make alterations or additions to, or to change the location of elements of, the Commons Areas and the Real Property, provided in no event shall such alterations or additions materially and adversely interfere with Tenant’s use or enjoyment of, or access to, the Premises. Landlord agrees to use commercially reasonable efforts to ensure that that the Common Areas shall include throughout the Lease Term a fully-operational café serving prepared hot and cold food options during normal business hours of the Building, consistent with the standards maintained in other first-class office buildings in the Interlocken area of Broomfield, Colorado.
1.2    Condition of the Premises. Except as specifically set forth in this Lease and in the Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty (express or implied) regarding (a) the condition of the Premises, the Building or the Real Property, except as specifically set forth in this Lease and the Work Letter, if applicable or (b) the suitability or fitness of the Premises, the Building or the Real Property for the conduct of Tenant’s business. Notwithstanding the foregoing, Landlord agrees that on the Delivery Date (as defined in Section 2.2 below), (i) the Premises shall be delivered in a clean and orderly fashion; and (ii) all Building systems serving the Premises (including HVAC (as defined in Section 6.1.1 below), electricity, roof and lighting) shall be in good working order. Landlord represents that to Landlord’s actual knowledge as of the Date of this Lease, the Premises, Building, and Real Property are in compliance with all applicable Laws (as defined in Section 5.2 below). Any upgrades to Building systems required by Tenant’s specific use shall be deducted from the Construction Allowance (as defined in the Work Letter).
1.3    Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” shall mean “rentable area” calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 – 2010 Method B (the “BOMA Standard”). As of the Date of this Lease, the Building contains 169,692 rentable square feet. During the period commencing on the Delivery Date and ending forty-five (45) days thereafter, Tenant shall have the right to have Tenant’s architect verify the rentable square footage of the Premises set forth in Section 6 of the Summary using the BOMA Standard. If the Tenant’s architect disagrees with Landlord’s space measurement as set forth in Section 6 of the Summary, Tenant shall have the right to notify Landlord in writing of the disagreement within fifteen (15) days after expiration of the 45-day period specified above, and then, for a period of thirty (30) days following written notice from Tenant to Landlord of such disagreement, Landlord and Tenant shall cause their respective space measurement consultants to meet and confer in good faith toward a resolution of such disagreement. If during such 30-day period the respective space measurement consultants agree on a final measurement of the Premises, then Landlord and Tenant shall memorialize such final measurement of the rentable square footage of the Premises in writing and such final measurement shall be binding on Landlord and Tenant for purposes of this Section 1.3. If the respective space measurement consultants are unable to agree on a final measurement of the Premises during such 30-day period, then the Landlord and Tenant shall jointly engage a third-party architect who has not previously worked for either of them and each party shall submit their calculation of the rentable square footage of the Premises to the third-party architect. The third-party architect shall be asked to select which calculation, Landlord or Tenant’s, more accurately measures the rentable square footage of the Premises, and such determination shall thereafter be binding on Landlord and Tenant for purposes of this Section 1.3. The cost of the third-party architect shall be borne equally by Landlord and Tenant. If the final measurement of the rentable square footage of the Premises as determined pursuant to this Section 1.3 is different from the square footage set forth in Section 6 of the Summary, then Landlord and Tenant shall enter into an amendment to this Lease modifying all amounts, percentages and figures appearing or referred to in this Lease to conform to such corrected rentable square footage (including, without limitation, the amount of the “Rent” (as defined in Section 4.1 below). At any time after the initial Lease Term, Landlord’s discretion, the number of rentable square feet of the Premises and the Building shall be subject to verification from time to time by Landlord’s space measurement consultant in accordance with the BOMA Standard.
2.    LEASE TERM
2.1    Initial Term. The terms and provisions of this Lease shall be effective as of the Date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be for the period of time set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate upon the expiration of the Lease Term, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that if the Lease Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth full calendar month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the last day of the Lease Term (for example, if the Lease Commencement Date is April 15, the first Lease Year will be April 15 through April 30 of the following year, and each succeeding Lease Year will be May 1 through April 30).

2.2    Delivery Date; Delays and Notice of Lease Term Dates. Landlord shall deliver possession of the Premises to Tenant upon Substantial Completion of the Improvements, which Landlord estimates to be January 1, 2019 (the “Estimated Delivery Date”). If the Delivery Date (as hereinafter defined) has not occurred on or before the date that is thirty (30) days after the Estimated Delivery Date and such delay is within Landlord’s reasonable control, then Tenant shall be entitled to a day for day abatement of Rent for each day accruing between the day following expiration of such 30-day period and the actual Delivery Date, which abatement shall be applied against Rent first due hereunder. If the Delivery Date has not occurred by the date that is ninety (90) days following the Estimated Delivery Date and such delay is within Landlord’s reasonable control, then, in addition to the remedy set forth in the preceding sentence, Tenant shall have the right to terminate this Lease by written noticed delivered to Landlord at any time thereafter but prior to the actual Delivery Date. The remedies set forth in this Section 2.2 shall be Tenant’s sole remedies for a delay in the Delivery Date beyond the Estimated Delivery Date. The date upon which Landlord delivers possession of the Premises to Tenant with the Improvements Substantially Complete pursuant to the terms of the Work Letter is be referred to herein as the “Delivery Date”. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates, confirming, among other things, the Lease Commencement Date and the expiration date of this Lease, which notice, if accurate, Tenant shall execute and return to Landlord within ten (10) days of receipt thereof; if Tenant fails to execute and return such notice within such time period, the information contained in such notice shall be deemed correct and binding upon Tenant.
2.3    Option Term. Landlord hereby grants to Tenant, the option to extend the Lease Term for one period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice (an “Option Notice”) delivered by Tenant to Landlord as provided in Section 2.3.2 below. Tenant shall not have the rights contained in this Section 2.3 if, (i) as of the date of the Option Notice or, at Landlord’s option, at any time between the delivery of the Option Notice and the commencement of the applicable Option Term, a Default (as defined in Section 19.1) by Tenant is continuing beyond all applicable notice and cure periods; or (ii) as of the date of the Option Notice, Tenant does not physically occupy substantially the entire Premises or Tenant has assigned this Lease or sublet more than 25% of the Premises pursuant to Article 14 below, other than in connection with a Permitted Transfer (as defined in Section 14.7 below).
2.3.1    Option Rent. The Base Rent (as defined in Section 3 below) payable by Tenant during each Option Term shall be equal to the fair market rent for the Premises and the parking passes, if applicable, as of the commencement date of the applicable Option Term (the “Option Rent”). The fair market rent shall be the rental rate, including all escalations, at which renewing tenants, as of the commencement of the applicable Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a similar term, which comparable space is located in other first-class office buildings in the Interlocken area of Broomfield, Colorado.
2.3.2    Exercise of Option. The option contained in this Section 2.3 shall be exercised by Tenant, if at all, only in the following manner: (a) Tenant shall deliver an Option Notice to Landlord no later than six (6) months, and not earlier than nine (9) months, prior to the expiration of the initial Lease Term, stating that Tenant wishes to exercise its option; and (b) Landlord, after receipt of the Option Notice, shall deliver written notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s good faith determination of the Option Rent for the Option Term. If Tenant disagrees with the Option Rent set forth in Landlord’s Option Rent Notice, then the Landlord and Tenant shall promptly meet and confer in good faith to determine the Option Rent. If Landlord and Tenant cannot agree on Option Rent within thirty (30) days after their initial meeting pursuant to the preceding sentence, then Option Rent shall be determined as set forth in Section 2.3.3 below. Failure of Tenant to timely deliver an Option Notice to Landlord shall be deemed to constitute Tenant’s failure to exercise its option to extend and Tenant shall have no further right to extend the Lease Term. If Tenant timely and properly exercises its option to extend, the Lease Term, subject to Section 2.3.3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Base Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 2.3.3, as applicable, and all references herein to the Lease Term shall include the Option Term.
2.3.3    Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent as provided in Section 2.3.2 above, then Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within the 30-day period set forth in Section 2.3.2 above, then within five (5) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Option Rent. If the higher of such estimates does not exceed the lower estimate by more than five percent (5%), then the Option Rent shall be the average of the two. Otherwise, within ten (10) days after the simultaneous submission of good faith estimates, the parties shall select an independent licensed commercial real estate broker with at least ten (10) years of experience in negotiating the leasing of office space in the metropolitan area in which the Building is located (a “Qualified Broker”). The Qualified Broker shall not have previously been engaged by either party within the previous five (5) years. If the parties cannot agree on a Qualified Broker, then within a second period of five (5) days, each shall select a Qualified Broker and within five (5) days thereafter the two appointed Qualified Brokers shall select a third Qualified Broker and the third Qualified Broker shall determine the Option Rent. If one party shall fail to select a Qualified Broker within the second five (5)-day period, then the Qualified Broker chosen by the other party shall determine the Option Rent. Within twenty (20) days after submission of the matter, the Qualified Broker shall determine the Option Rent by choosing whichever of the estimates submitted by Landlord and Tenant the Qualified Broker judges to be more accurate. The Qualified Broker shall notify Landlord and Tenant of its decision, which shall be final and binding. The fees of the Qualified Broker shall be borne equally by the parties. Each party shall pay the fees of its respective counsel.
3.    BASE RENT
Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building (if applicable), or at such other place as Landlord may from time to time designate in writing, monthly installments of base rent as set forth in Section 8 of the Summary (“Base Rent”), in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever, except to the extent expressly provided for in this Lease; provided, however, Landlord hereby abates Base Rent (but not Additional Rent, as defined in Section 4.1 below) for the Premises for the first six (6) full months of the Lease Term. In the event Tenant is in Default under this Lease beyond any applicable period of notice and cure, such abatement shall cease as of the date of such default, and, in the event Landlord exercises its remedy to terminate this Lease or terminate Tenant’s possession of the Premises for such Default as provided in Section, 20 below, Tenant shall immediately repay to Landlord all unamortized sums previously abated hereunder. The Base Rent for the seventh (7th) full month of the Lease Term, and Tenant’s Share of NNN Charges (as defined in

Section 4.1 below) for the first (1st) full month of the Lease Term, shall be paid at the time of Tenant’s execution of this Lease. If any rental or other payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental or other payment is for a period which is shorter than one month, then the rental or other payment for any such fractional month shall be prorated based on the actual number of days contained in such month.
4.    ADDITIONAL RENT
4.1    Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, beginning on the Lease Commencement Date, Tenant shall pay as additional rent during the Lease Term Tenant’s Share of the annual Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses allocated to the Building (the “NNN Charges”). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. In the event the Building is part of a multi-building project, Landlord may allocate Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses applicable to the project as a whole among the buildings within such project on an equitable basis, consistently applied, as reasonably determined by Landlord. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term or earlier termination of this Lease. Landlord hereby represents that the estimated NNN Charges for 2018 are $9.68 per rentable square foot, but such amount is an estimate only and is not a cap on NNN Charges for 2018 or binding on Landlord.
4.2    Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
4.2.2    “Insurance Expenses” shall mean the cost of insurance carried by Landlord as required under this Lease or otherwise in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property, including any deductibles thereunder.
4.2.3    “Operating Expenses” shall mean all actual and reasonable expenses, costs and amounts of every kind and nature which Landlord incurs or which accrues during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Real Property (other than Insurance Expenses, Tax Expenses and Utility Expenses), and the cost of any capital improvements or other costs (A) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, or (B) made to the Real Property after the Lease Commencement Date that are required under any governmental law or regulation enacted or applicable to the Real Property after the Date of this Lease; provided, however, that if any such cost described in (A) or (B) above is a capital expenditure (“Included Capital Items”), such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine in accordance with sound accounting and management principles, consistently applied. If the Building is not fully occupied during any portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses or Utility Expenses (as defined below) for such Expense Year, employing sound accounting and management principles, consistently applied, to determine the amount of Operating Expenses or Utility Expenses that would have been paid had the Building been fully occupied. Notwithstanding anything to the contrary in the Lease, the following items shall be excluded from Operating Expenses:
4.2.3.1    Costs of capital repairs, capital replacements, or capital improvements, other than Included Capital Items;
4.2.3.2    Costs of repair or replacement of the foundation, structural elements, exterior walls and the underground utilities of or serving the Premises or the Building;
4.2.3.3    Costs of the design and construction of tenant improvements to the Premises or the premises of other tenants;
4.2.3.4    Depreciation, interest and principal payments on mortgages and other debt costs, if any, and amounts paid as ground rental or as rental for the Building by Landlord;
4.2.3.5    Marketing costs, legal fees, space planners’ fees and advertising and promotional expenses, and brokerage fees incurred in connection with the original development, subsequent improvement, or original or future leasing of the Building;
4.2.3.6    Costs for which any tenant directly contracts with local providers, costs for which Landlord is reimbursed by any tenant or occupant of the Building or by insurance by its carrier or any tenant’s carrier or by anyone else and expenses in connection with services or other benefits which are not offered to the Tenant or for which the Tenant is charged directly but which are provided to another tenant or occupant of the Building without a separate charge;
4.2.3.7    Any bad debt loss, rent loss, or reserves for bad debts or rent loss;
4.2.3.8    Landlord’s general corporate overhead and general and administrative expenses and other costs associated with the operation of the business of the entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Real Property, including partnership or corporate accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building, and costs incurred in connection with any disputes, including but not limited to any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants;

4.2.3.9    The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building;
4.2.3.10    Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building (excluding, however, such costs relating to any Common Areas of the Building or Parking Facilities);
4.2.3.11    Overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis, and then only such excess shall be excluded from Operating Expenses;
4.2.3.12    Costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
4.2.3.13    Fees and reimbursements payable to Landlord (including its affiliates) for management of the Building which would ordinarily be included in a management fee, in excess of a commercially reasonable management fee that a landlord would have been required to pay to comparable independent established management companies operating other comparable buildings in comparable locations;
4.2.3.14    Costs to repair or rebuild after casualty loss (excluding deductibles under insurance policies carried by Landlord, which deductibles shall be included in Operating Expenses);
4.2.3.15    Any costs expressly excluded from Operating Expenses elsewhere in the Lease;
4.2.3.16    Costs arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;
4.2.3.17    Costs incurred to comply with Laws in effect as of the Lease Commencement Date, including but not limited to laws and regulations relating to handicap access or the removal of Hazardous Material (as defined in Section 29.3 below), which Hazardous Material is in existence in the Building or on the Real Property prior to the Lease Commencement Date or is brought into the Building or onto the Project after the Date of this Lease by Landlord or any other tenant of the Building (excluding Tenant), and is of such a nature that a federal, state or municipal government governmental authority, if it had knowledge of the presence of such Hazardous Material in the state and under the conditions that it then exists in the Building or on the Real Property, would require the removal of such Hazardous Material or would require other remedial or containment action with respect thereto pursuant to Laws in effect as of the Lease Commencement Date (in the event that such costs of compliance are not paid by Landlord and are instead charged to Tenant directly by a governmental authority, Landlord agrees that it will reimburse Tenant for such charges);
4.2.3.18    Costs arising from Landlord’s charitable or political contributions; and
4.2.3.19    Interests, fine, late fees, collection costs, legal fees or penalties assessed as a result of Landlord’s failure to make payments in a timely manner or to comply with applicable Laws, including regarding the payment of taxes, or to comply with the terms of any lease, mortgage, deed of trust, ground lease, private restriction or other agreement.
4.2.4    “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.
4.2.5    “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts, transaction privilege or any sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. Tax Expenses shall also include all franchise taxes, and similar taxes, including taxes payable by Landlord and attributable to amounts payable by Tenant under this Lease, including all Base Rent, Additional Rent, operating expense reimbursements and similar amounts.   Tax Expenses shall not include any federal or state inheritance, general income, gift or estate taxes. All assessments which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by Law (except to the extent inconsistent with the general practice of the Building or comparable buildings) and shall be included in Tax Expenses in the year in which the installment is actually paid.
4.2.6    “Utility Expenses” shall mean the cost of supplying all utilities to the Real Property (other than utilities for which tenants of the Building are separately metered or are otherwise paid separately by tenants of the Building), including utilities for the heating, ventilation and air conditioning system for the Building and Common Areas.
4.2.7    “Tenant’s Share” shall mean the percentage set forth in Section 9 of the Summary.
4.3    Payment of Additional Rent.

4.3.1    Statement of Estimated Expenses. Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses for the then-current or upcoming Expense Year shall be (the “Estimated NNN Charges”). Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated NNN Charges for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.1). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated NNN Charges set forth in the previous Estimate Statement delivered by Landlord to Tenant.
4.3.2    Statement of Actual Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement“) which shall state the Operating Expenses, Insurance Expenses, Utility Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of the NNN Charges. Upon receipt of the Statement for each Expense Year during the Lease Term, Tenant shall pay, with its next installment of Base Rent due (or within thirty (30) days of receipt if the Lease Term has expired prior to Tenant’s receipt of the Statement), the full amount of Tenant’s Share of the NNN Charges for such Expense Year, less the amounts, if any, already paid by Tenant during such Expense Year as Estimated NNN Charges. In the event an overpayment is by Tenant is reflected in the Statement, such overpayment will be credited against the next installments of NNN Charges due, or in the event the Lease Term has expired, then any overpayment will be refunded to Tenant within thirty (30) days after the issuance of the Statement. The failure of Landlord to timely furnish the Statement or the Estimated Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.
4.3.3    Tenant Audit. Notwithstanding anything to the contrary in this Lease, if the amount of NNN Charges as reflected on a Statement increases by more than 2% from those of the immediately preceding calendar year, Tenant may review Landlord’s records of the NNN Charges reflected on such Statement, provided that (a) Tenant notifies Landlord of its intent to conduct an audit of such NNN Charges within sixty (60) days after Tenant’s receipt of a Statement pursuant to Section 4.3.2 above (the “Audit Election Period”); (b) there is no uncured Default under this Lease then in existence; (c) the audit shall be prepared by a reputable, independent certified public accounting firm selected by Tenant and approved by Landlord in its reasonable discretion, who shall not be compensated on a contingency fee basis; (d) the audit shall commence within thirty (30) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (e) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records, and shall not unreasonably interfere with the conduct of Landlord’s business; (f) Tenant and its audit firm shall treat any audit in a confidential manner and shall each execute a commercially reasonable confidentiality agreement for Landlord’s benefit prior to commencing the audit; (g) the audit firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord (which review and comment shall be within fifteen (15) days of Landlord’s receipt of the same), and Landlord shall have the right to point out errors or make suggestions with respect to such audit report, and any appropriate comments or clarifications by Landlord which are accepted by Tenant’s auditor shall be incorporated into the final audit report, it being the intention of the parties that Landlord’s right to review is intended to prevent errors and avoid disputes and not to unduly influence Tenant’s auditor in the preparation of the final audit report; and (h) at the conclusion of any audit, Tenant and its employees, auditors and agents shall return all copies of supporting documentation made in connection with such audit. In the event that any final audit report reflects that Landlord has overstated NNN Charges by more than 5%, Landlord shall reimburse Tenant for the reasonable costs of such audit, not to exceed $2,500.00. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due. Landlord shall credit any overpayment determined by the audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within thirty (30) days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit during the Audit Election Period, Landlord’s NNN Charges for the applicable calendar year as set forth in the applicable Statement shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder shall not be available to any subtenant under a sublease of the Premises.
4.4    Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when: (a) said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord; (b) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or (c) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
5.    USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for general office purposes consistent with the character of the Building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without Landlord’s prior consent, not to be unreasonably withheld.
5.2    Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises, the Building, the Parking Facilities or any other Common Areas, the Real Property or any part thereof for any use or purpose contrary to the rules and regulations reasonably established by Landlord for the Real Property (the “Rules and Regulations”), or in violation of any federal, state or local laws, statute, ordinances, rules or regulations, or any recorded covenants, conditions and restrictions or ground or underlying leases affecting the Real Property (collectively, “Laws”). The current Rules and Regulations are attached hereto as Exhibit C and made a part hereof. Tenant shall not use or allow Tenant Parties (as defined in Section 10.1 below) to use any part of the Premises, the Building or the Real Property for the storage, use, treatment, manufacture or sale of any Hazardous Material (as defined in Section 29.3 below).
5.3    Compliance With Laws. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any Law now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all Laws applicable to Tenant’s use and operation of the Premises (including without limitation the Americans With Disabilities Act), other than the making of structural changes or changes to the Systems and Equipment, the Building, or Common Areas, which changes will be made by Landlord at its expense, but subject to reimbursement as an Operating Expense to the extent permitted by Article 4; however, if such changes are required due to Tenant’s Alterations, the Improvements or the particular nature of Tenant’s use of the Premises, Tenant shall, as Additional Rent, reimburse Landlord for the actual cost thereof within thirty (30) days following receipt of an invoice therefor. Tenant shall comply with the Rules and Regulations of the Building and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. The Rules and Regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all Rules and Regulations.
5.4    Tenant’s Security Responsibilities. Tenant shall (a) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of Tenant and any Tenant Parties in the Common Areas and Parking Facilities of the Building and Real Property, from unlawful intrusion, theft, fire and other hazards; (b) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (c) reasonably cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that (i) any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; (ii) Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; (iii) such security and safety matters are the responsibility of Tenant and local law enforcement authorities; and (iv) in no event shall Landlord be liable for damages, losses, claims, injury to persons or property or causes of action arising out of any theft, burglary, trespass or other entry into the Premises, the Building or the Real Property, except to the extent a result of Landlord’s negligence or willful misconduct.
6.    SERVICES AND UTILITIES
6.1    Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.
6.1.1    Subject to all Laws and governmental guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises, consistent with the standards maintained in other first-class office buildings in the Interlocken area of Broomfield, Colorado, from Monday through Friday, during the period from 7:00 a.m. to 6:00 p.m., and Saturday 9:00 a.m. to 1:00 p.m. Notwithstanding the foregoing, HVAC service will not be supplied on the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day (and the Friday following Thanksgiving Day), Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).
6.1.2    Landlord shall provide adequate electrical wiring and facilities for normal general office use, and electricity at levels consistent with normal general office use, consistent with the standards maintained in other first-class office buildings in the Interlocken area of Broomfield, Colorado. Such electricity may, upon Tenant’s request, be separately metered at Tenant’s sole cost and expense and in such event, Tenant shall make payment directly to the entity providing such electricity. In the event the Premises is not separately metered, electricity (including for the HVAC System) shall be measured by a general meter and Tenant shall pay, as Additional Rent, upon billing by Landlord its pro rata portion of such metered charges based upon Landlord’s good faith allocation of such electrical costs, which allocation shall be based on Tenant’s Share. Such costs may be estimated monthly and reconciled promptly following the end of each Expense Year.
6.1.3    Landlord shall provide hot and cold city water from the regular Building outlets for drinking, lavatory and toilet purposes.
6.1.4    Landlord shall provide janitorial services in the Premises consistent with the standards maintained in other first-class office buildings in the Interlocken area of Broomfield, Colorado, except the date of observation of the Holidays, in and about the Premises and Common Areas.
6.1.5    Landlord shall provide nonexclusive automatic passenger elevator service, if the Building has an elevator, at all times, except in the event of an emergency.
6.1.6    Landlord shall provide window washing services for the exterior surface of the Building’s perimeter windows only, at intervals consistent with the standards maintained in other first-class office buildings in the Interlocken area of Broomfield (in no event less than biannually). Tenant shall be responsible for the cleaning of all other glass surfaces within the Premises.
6.1.7    Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.
6.2    Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the electricity or water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If Tenant uses electricity, water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption, and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, if any, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant at a reasonable hourly cost to Tenant, which cost may include Landlord’s reasonable allocation of the costs for electricity, water, sewage, water treatment, labor, metering, filtering, equipment depreciation, wear and tear and maintenance to provide such service. The current after-hours rate as of the Date of this Lease is $50.00 per hour. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis. Notwithstanding anything herein to the contrary, any HVAC or other service necessary to accommodate a computer server room will be deemed to constitute an overstandard use and will be subject to the provisions of this Section 6.2.
6.3    Interruption of Use. Tenant agrees that, except as expressly set forth herein, Landlord shall not be liable for any damages incurred by Tenant, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof (a “Service Failure”); and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of five (5) consecutive days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.
6.4    Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance, provided that Tenant, as Additional Rent, shall pay to Landlord upon billing, the sum of all actual costs to Landlord of such additional services.
6.5    Access. Except in the event of an emergency, Tenant shall have access to the Building and the Parking Facilities twenty-four (24) hours per day, seven (7) days per week, subject to such card-key or other security system as Landlord may establish from time to time.
7.    REPAIRS AND MAINTENANCE
Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs within ten (10) days following written notice from Landlord, then Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord’s actual and reasonable costs or expenses, including Landlord’s overhead, arising from Landlord’s involvement with such repairs and replacements forthwith within thirty (30) days following receipt of an invoice for same. Tenant hereby waives and releases its right to make repairs at Landlord’s expense and/or terminate this Lease or vacate the Premises under any applicable Law now or hereafter in effect. Landlord shall be responsible for all structural, exterior, roof, Building systems, Common Areas and Parking Facilities repair and maintenance during the Lease Term consistent with the standards maintained in other first-class office buildings in the Interlocken area of Broomfield, Colorado, the cost of which may be included in Operating Expenses to the extent provided in Section 4 of this Lease.
8.    ADDITIONS AND ALTERATIONS
8.1    Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld, conditioned or delayed by Landlord. The construction of the initial Improvements to the Premises, if any, shall be governed by the terms of the Work Letter and not the terms of this Article 8. Notwithstanding the foregoing, Tenant shall have the right to perform non-structural, interior Alterations to the Premises without Landlord’s consent, provided that (a) the cost of such Alterations does not exceed $20,000.00 in any one instance, (b) such Alterations are cosmetic in nature and do not require a permit, and (c) such Alterations are not visible from the exterior of the Premises or the Building (“Minor Alterations”). Tenant shall notify Landlord in writing of any Minor Alterations not less than ten (10) days prior to commencement of the same.
8.2    Manner of Construction. Tenant shall have obtained Landlord’s approval of all plans, specifications, drawings, contractors and subcontractors prior to the commencement of Tenant’s construction of any Alterations; provided, however, a contractor of Landlord’s selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work, and such work shall be performed at Tenant’s cost, which cost shall not exceed a competitive market rate for such services. Tenant agrees to carry “Builder’s All Risk” insurance in a reasonable amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require. Further, to the extent Landlord’s personnel is reasonably required to oversee Tenant Alterations, Tenant shall pay to Landlord or its agent an oversight fee of $150.00 per hour. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable Laws and pursuant to a valid building permit (if applicable), issued by the appropriate governmental authorities, in conformance with Landlord’s construction rules and regulations and in a diligent, good and workmanlike manner. If such Alterations trigger a legal requirement upon Landlord to make any Alterations or improvements to the Building or Common Areas, then Landlord shall notify Tenant in writing of the cost of such Building or Common Area improvement. If, following such written notice, Tenant elects to proceed with the Alteration triggering such Building or Common Area improvement, then Tenant shall, as Additional Rent, reimburse Landlord for the actual cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion (or equivalent) to be posted (if applicable) and recorded in the office of the Recorder of the County in which the Building is located in accordance with all applicable Laws, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations, to the extent applicable.
8.3    Landlord’s Property/Removal. All Alterations and fixtures which may be made, installed or placed in or about the Premises from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord upon installation; however, Landlord may, by written notice to Tenant at the time of approval of such Alterations (or within ten (10) days after receipt of Tenant’s notice of any Minor Alterations) and the initial Improvements constructed and installed pursuant to the Work Letter, require Tenant at Tenant’s expense to remove any such Alterations (including Minor Alterations), initial Improvements or fixtures at the expiration or earlier termination of the Lease Term. If Tenant fails to complete such removal and/or to repair any damage caused by the required removal of any Alterations, Minor Alterations, initial Improvements or fixtures, Landlord may do so and may charge the actual cost thereof to Tenant. This Section 8.3 shall survive the expiration or earlier termination of this Lease.
8.4    Landlord’s Liability for Alterations. Landlord’s approval of any Alterations shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers, and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.
8.5    Transmitter and Cables. Subject to Landlord’s approval, not to be unreasonably withheld, Tenant at its sole expense may erect, maintain and operate a transmitter or antennae atop the Building; and install connecting cable, conduits and other electrical equipment within the shafts, ducts, and conduit in the Building. Tenant shall maintain all such equipment in good condition and repair at all times, shall remove it at the end of the Lease Term and shall repair any damage to the Building caused by such removal to Landlord’s reasonable satisfaction.
9.    COVENANT AGAINST LIENS
Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within twenty (20) days after the date on which Tenant receives notice of such lien, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant upon demand.
10.    INDEMNITY AND INSURANCE
10.1    Indemnification and Waiver. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including reasonable attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (a) any negligent or willful act or omission of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees or licensees, in or about the Premises, the Building or the Real Property (collectively, “Tenant Parties”); (b) any occurrence within the Premises except to the extent caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors; and/or (c) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises, the Building or elsewhere on the Real Property from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except to the extent caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.
10.2    Tenant’s Insurance. During the Lease Term, Tenant shall maintain the following insurance coverages in the following amounts.
10.2.1    Commercial general liability (CGL) insurance and, if necessary, commercial umbrella insurance, on an occurrence basis, with a limit of not less than $3,000,000 each occurrence. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, liability assumed under an insured contract and the performance by Tenant of the indemnity agreements set forth in Sections 10.1 and 29.2 of this Lease. Landlord shall be included as an insured under the CGL policy, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage, and under the commercial umbrella, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord. There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured. Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this agreement.
10.2.2    Commercial property insurance covering (a) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (b) the Improvements and Alterations. Such insurance shall cover the perils insured under the ISO special causes of loss form (CP 10 30) and shall include coverage for vandalism and malicious mischief, terrorism coverage for both certified and non-certified acts of terrorism, water damage, sprinkler leakage coverage, boiler and machinery (systems breakdown) and earthquake sprinkler leakage coverage. The amount insured shall equal the full replacement cost value new without deduction for depreciation of the covered items. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form. In no event shall Landlord be liable for any damage to or loss of personal property sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents. Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the Building, tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance required above. If the commercial property insurance purchased by Tenant as required above does not allow the insured to waive rights of recovery against others prior to loss, Tenant shall cause them to be endorsed with a waiver of subrogation as required above.
10.2.3    Business income, business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils. In no event shall Landlord be liable for any business interruption or consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its agents, employees, directors officers or contractors.
10.2.4    Worker’s compensation insurance providing statutory benefits to Tenant’s employees, employers liability insurance with limits not less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease. Tenant waives all rights against Landlord and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by the worker’s compensation and employers liability obtained by Tenant. Tenant shall obtain an endorsement to effect this waiver.
10.3    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease and Landlord makes no representation or guaranty that the insurance required under this Lease shall be sufficient or adequate to protect Tenant. All insurance shall (a) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State where the Building is located; and (b) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and the other additional insureds thereunder designated by Landlord. In addition, the insurance described in Section 10.2.1 above shall (i) name Landlord, any mortgage holder, and any other party specified by Landlord, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (iv) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. The insurance described in Section 10.2.2 shall name Landlord and any other party specified by Landlord as loss-payee as to all items referred to in clause (b) of Section 10.2.2 and the insurance described in Sections 10.2.2 and 10.2.3 shall have deductibles reasonably acceptable to Landlord. Tenant shall deliver all policies or certificates thereof to Landlord on or before Landlord’s delivery of the Premises to Tenant or the Lease Commencement Date, whichever first occurs, and at least thirty (30) days before the expiration dates thereof. All policies and certificates shall provide that Landlord will be given at least thirty (30) days’ prior written notice from the insurer of any cancellation, termination, non-renewal or any material change in coverage as required in this Lease. The words “endeavor to” and “but failure to mail such notice shall impose no obligation or liability of any kind upon the company, its agents or representatives” shall be deleted from the policy or certificate form’s cancellation provision. Failure of Landlord to demand such certificate or other evidence of full compliance with these insurance requirements or failure of Landlord to identify a deficiency from evidence that is provided shall not be construed as a waiver of Tenant’s obligation to maintain such insurance. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may deny Tenant the right to occupy the Premises until such time as Tenant makes such deliveries (which denial shall have no effect upon the Lease Commencement Date) and/or procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of the bills therefor.
10.4    Tenant’s Compliance with Landlord’s Insurance. Tenant shall, at Tenant’s expense, comply with all reasonable insurance company requirements pertaining to the use of the Premises to the extent notice of such requirements is specifically delivered in writing by Landlord to Tenant. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, and such conduct or use does not cease within two (2) business days after written notice is delivery by Landlord to Tenant, then Tenant shall promptly reimburse Landlord for any such increase. Landlord agrees to maintain property insurance coverage on the Building at full replacement cost during the Lease Term.
10.5    Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage, worker’s compensation insurance and loss of income and extra expense insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Notwithstanding anything in this lease to the contrary, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage if such loss or damage is insurable under the property damage or loss of income and extra expense insurance required to be maintained hereunder (this waiver extends to deductibles under such insurance).
11.    DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell and core of such Common Areas and the Premises (collectively, the “Base, Shell and Core”) to substantially the same condition as existed prior to the casualty, except for modifications required by Law, the holder of a mortgage on the Real Property, the lessor of a ground or underlying lease, or any other modifications to the Common Areas reasonably deemed desirable by Landlord. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises resulting from fire or other casualty, Tenant shall assign to

Landlord all insurance proceeds payable to Tenant as to items of property described in clause (b) of Section 10.2.2, and Landlord shall return the Improvements and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In the event any damage to the Building or Common Area occurs as a result of the negligence or willful misconduct of any Tenant Parties, Tenant shall reimburse Landlord, promptly on demand, for the costs incurred by Landlord in repairing such damage and the provisions of Section 10.5 regarding Landlord’s deductible shall not apply to such reimbursement obligation. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from damage resulting from fire or other casualty or Landlord’s repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or any Tenant Parties, Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.
11.2    Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (a) repairs cannot reasonably be completed within one hundred eighty (180) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (b) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (c) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; or (d) such damage occurs during the last twelve (12) months of the Lease Term.
11.3    Tenant’s Option to Terminate. Notwithstanding the terms of Sections 11.1 and 11.2 of this Lease, Tenant may terminate this Lease by notifying Landlord in writing of such termination within sixty (60) days after the date Tenant learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Tenant may so elect only if the Premises shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (a) repairs cannot reasonably be completed within one hundred eighty (180) days after the date of casualty; or (b)  such damage occurs during the last twelve (12) months of the Lease Term.
11.4    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute, regulation or case law of the State of Colorado with respect to termination rights arising from damage or destruction shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.
12.    NONWAIVER
No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated in such waiver. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term.
13.    CONDEMNATION
If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection with such taking, provided that Tenant shall have the right to make a separate claim for moving expenses or other claims permitted by applicable Law, but only to the extent such claims do not reduce Landlord’s award. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to any Colorado law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking.
14.    ASSIGNMENT AND SUBLETTING
14.1    Transfers. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its rights under Section 14.4 below, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of Law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (a) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (b) a description of the portion of the Premises to be transferred (the “Subject Space”), (c) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the Transfer Premium (as defined in Section 14.3 below) in connection with such Transfer, the name and address of the proposed Transferee and a copy of all operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (d) current financial statements of the proposed Transferee and such other information as Landlord may reasonably require. If there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.1, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a Default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord, in no event to exceed $1,500, within thirty (30) days after written request by Landlord. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by Law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease.
14.2    Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent: (a) the Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building, or would be a significantly less prestigious occupant of the Building than Tenant; (b) the Transferee intends to use the Subject Space for purposes which are not permitted under this Lease; (c) the Transferee is either a governmental agency or instrumentality thereof; (d) the Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space; (e) the Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested; (f) the proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; (g) the terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); (h)  the proposed Transferee (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice; or (i)  Landlord has not received assurances acceptable to Landlord that all past due amounts owing by Tenant to Landlord, if any, will be paid and all defaults on the part of Tenant, if any, will be cured prior to the effective date of the proposed Transfer.
14.3    Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord within thirty (30) days of Tenant’s receipt from Transferee, fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. For purposes hereof, “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (a) any changes, alterations and improvements to the Premises in connection with the Transfer, and (b) any brokerage commissions, free rent, concessions, or similar inducements in connection with the Transfer (collectively, the “Subleasing Costs”). Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord or its authorized representatives shall have the one-time right in connection with any Transfer and at a reasonable time to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof, subject to a commercially reasonable confidentiality agreement. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.
14.4    Landlord’s Option to Recapture Subject Space. Notwithstanding anything to the contrary contained in this Article 14, and except in connection with a Permitted Transfer (as defined in Section 14.7 below), Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space from Tenant. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee. In addition, and notwithstanding the foregoing, if Landlord delivers a recapture notice to Tenant, Tenant shall have the right to rescind its Transfer Notice by delivering written notice of such rescission to Landlord within ten (10) days after receipt of Landlord’s recapture notice, in which event Tenant’s recapture notice shall be deemed null and void, and this Lease shall continue in full force and effect with respect to the entire Premises.
14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.
14.6    Additional Transfers. Intentionally deleted.

14.7    Permitted Transfers. Notwithstanding any provision to the contrary contained herein, Tenant shall have the right, without obtaining Landlord’s prior written consent, to assign or sublease all or any portion of the Premises to any affiliate of Tenant (a “Permitted Transfer”). For purposes of this Section, an “affiliate” of Tenant shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with Tenant, or an entity into which Tenant may be merged or consolidated or which purchases all or substantially all of the assets of Tenant; provided, however, that such affiliate must either (a) have a net worth equal to or greater than Tenant’s net worth as of the Date of this Lease, or (b) in Landlord’s commercially reasonable opinion, have sufficient assets to perform its obligations (monetary or otherwise) under this Lease. For purpose of the definition of “affiliate,” the word “control” (including “controlled by” and “under common control with”), as used with respect to any corporation, partnership, or association, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a particular corporation, partnership or association, whether through the ownership of voting securities or by contract or otherwise. Tenant’s right hereunder are further conditioned on: (i) Tenant shall remain primarily liable for all of its obligations under this Lease; (ii) any such affiliate shall assume and be bound by all obligations of Tenant for payment of all amounts of rental and other sums and the performance of all covenants required by Tenant pursuant to this Lease; (iii) any such affiliate intends to operate the Premises in accordance with the usage restrictions of this Lease; and (iv) not less than fifteen (15) days prior to the effective date of such sublease or assignment, Tenant shall provide Landlord with notice of such transaction and copies of the documents evidencing such transaction and such other evidence as Landlord may reasonably require to establish that such transaction falls within the terms and provisions of this Section.
15.    SURRENDER OF PREMISES AND REMOVAL OF TENANT’S PROPERTY
No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in good order and condition, broom clean condition, reasonable wear and tear, casualty and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall remove from the Premises all debris and rubbish, such items of furniture, equipment, and cabling installed by or at the request of Tenant that is not contained in protective conduit or metal raceway, other articles of personal property owned by Tenant and any property Landlord requires Tenant to remove pursuant to Section 8.3. Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s personal property from the Premises within 30 days after written notice, Landlord may (but shall not be obligated to) deem all or any part of Tenant’s personal property to be abandoned, and title to Tenant’s personal property (except with respect to any Hazardous Material) shall be deemed to be immediately vested in Landlord with no obligation on the part of Landlord to compensate Tenant for such property.
16.    HOLDING OVER
If Tenant holds over after the expiration of the Lease Term hereof, such tenancy shall be from month-to-month only, provided that Base Rent shall at a monthly rate equal to the sum of 150% of the Base Rent due for the month immediately preceding the holdover. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Such holdover shall not constitute a renewal or extension of the Lease Term and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. If Tenant holds over after the expiration of the Lease Term hereof, in addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within fifteen (15) days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Default by Tenant hereunder; and notwithstanding any other provision of this Lease to the contrary, Tenant shall be liable to Landlord for, any actual damages incurred by Landlord, directly or indirectly, by reason of Tenant’s remaining in possession after the expiration or termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law.
17.    ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, in such form as may be reasonably required by Landlord or any prospective mortgagee or purchaser of the Real Property, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested.
18.    SUBORDINATION
This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees to attorn, without any deductions or set-offs whatsoever, to the lender or holder of any mortgage or trust deed upon any foreclosure, to the purchaser upon any foreclosure sale, or to the lessor of a ground or underlying lease upon the termination thereof, as the case may be, if so requested to do so by such lender, purchaser or lessor, and to recognize such lender, purchaser or lessor as the lessor under this Lease. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases, so long as such instrument contains commercially reasonable non-disturbance language.
19.    DEFAULTS; REMEDIES
19.1    Tenant Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant hereunder (a “Default”):

19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof when due hereunder within five (5) days after written notice from Landlord of such failure to pay; provided, however, Tenant shall only be entitled to two (2) such notices per calendar year, and thereafter any failure to pay Rent or any other charge when due shall be an automatic Default; or
19.1.2    Any failure by Tenant (other than a failure pursuant to Section 19.1.1 or 19.1.4) to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or
19.1.3    The entry of an order for relief with respect to Tenant or any guarantor of this Lease under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant or any guarantor of this Lease, the insolvency of Tenant or any guarantor of this Lease or the inability of Tenant or any guarantor of this Lease to pay its debts when due, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s or any guarantor’s assets or Tenant’s interest under this Lease that is not discharged within sixty (60) days; or
19.1.4    The failure of Tenant to execute any documents referenced in Article 17 or 18 within the time periods set forth in those Articles.
Any notice required under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under C.R.S. 13-40-104(1) or any similar or successor Law.
19.2    Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice to Landlord (and any mortgagee of whom Tenant has been notified in writing) from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Tenant agrees that, prior to commencing a legal action against Landlord for failure to cure such default as provided in the preceding sentence, any mortgagee which received notice of such default shall have an additional thirty (30) days to cure such default (unless such cure would take longer and such mortgagee has commenced such cure within said thirty (30) day period). Upon any such uncured default by Landlord and any mortgagee which received notice of such default, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate Rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.
20.    LANDLORD REMEDIES
20.1    Landlord’s Remedies. Upon any Default by Tenant hereunder, Landlord shall have the right without notice or demand (except as provided in Article 19) to pursue any of its rights and remedies at law or in equity, including, without limitation, any one or more of the following remedies:
20.1.1    Without terminating this Lease, re-enter and take possession of the Premises in accordance with applicable Law;
20.1.2    Without terminating this Lease, Landlord may relet the Premises as Landlord may reasonable see fit without thereby voiding or terminating this Lease, and for the purposes of such reletting, Landlord is authorized, at Tenant’s expense, to make such repairs, redecorating, refurbishments or improvements to the Premises as may be necessary in the reasonable opinion of Landlord;
20.1.3    Terminate this Lease;
20.1.4    Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;
20.1.5    Cure such Default for Tenant at Tenant’s expense (plus a 5% administrative fee);
20.1.6    Offset any payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement against sums due Landlord from Tenant;
20.1.7    Require all future payments to be made by cashier’s check, money order, or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late during a calendar year;
20.1.8    Apply any Security Deposit as permitted under this Lease; and/or
20.1.9    Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom, subject to Landlord’s duty to use commercially reasonable efforts to mitigate Landlord’s damages.

20.1.10    No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless specifically stated in such notice. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice, in which event the Lease will terminate as specified in such notice.
20.2    Measure of Damages.
20.2.1    Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 12% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (as defined below); and (e) all Landlord’s Rental Damages (as defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Lease Term, Tenant shall not receive a credit for any such excess.
20.2.2    Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory, or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees, and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Lease Term minus the amount of such rental loss that Tenant proves would be reasonably avoided pursuant to Section 20.4. below, or, if the Premises are relet, the actual rental value (not to be less than the Rent due during the Lease Term), both discounted to present value at the Prime Rate in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.
20.3    Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the rate set forth in Article 25 below. However, in no event shall the charges permitted under this Section 20.3 or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all the excess amounts collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. Notwithstanding any other provision of this Lease to the contrary, Tenant shall hold the Landlord Indemnified Parties harmless from and indemnify and defend such parties against, all claims that arise out of or in connection with a breach of this Lease, specifically including any violation of applicable Laws or Contamination (defined in Article 29) caused by Tenant.
20.4    Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall use commercially reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Article 14, or who (a) is an affiliate, parent, or subsidiary of Tenant; (b) is not acceptable to any mortgagee of Landlord; or (c) is unwilling to accept lease terms then proposed by Landlord, including: (i) leasing for a shorter term than remains under this Lease; (ii) re-configuring or combining the Premises with other space, (iii) taking all or only a part of the Premises; and/or (iv) substantially changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (1) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (2) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. Listing the Premises with a broker in a manner consistent with the foregoing shall constitute prima facie evidence of reasonable efforts on the part of Landlord to relet the Premises.
20.5    Landlord’s Lien. Intentionally deleted.
20.6    Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord or Tenant in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.
21.    COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

22.    SECURITY DEPOSIT
Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 11 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant Defaults with respect to any provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, to cure Tenant’s Default hereunder, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s Default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a Default under this Lease. Landlord shall return the Security Deposit (less any portion thereof used, applied or retained by Landlord as permitted herein) to Tenant within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of all provisions of Law (other than C.R.S. 38-12-103, which will apply except as modified by this Article 22), now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises.
23.    SUBSTITUTION OF OTHER PREMISES
Intentionally deleted.
24.    SIGNS
24.1    Premises Identification and Building Directory Signage. Tenant shall be entitled, at Landlord’s sole cost and expense, to (a) Building-standard identification signage outside of the Premises on the floor on which Tenant’s Premises are located; and (b) to one (1) line on the Building directory to display Tenant’s name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program and will comply with all applicable Laws (including the receipt of any necessary permits). Any change in Tenant’s signage shall be at Tenant’s sole cost and expense.
24.2    Prohibited Signage and Other Items. Any other signs, notices, logos, pictures, names or advertisements which are installed in the Common Areas or on the exterior of the Building or are visible from outside the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.
24.3    Monument Signage. Tenant shall have the right, at Tenant’s sole cost and expense, to place Tenant’s signage on one panel of the monument sign for the Building located at the Building’s entrance on Ridge Parkway, in a location mutually acceptable to Landlord and Tenant. Such monument signage shall be subject to the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to all applicable Laws and any required governmental approvals (including receipt of any necessary permits).
25.    LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when said amount is due, then (a) Tenant shall pay to Landlord a late charge equal to seven percent (7%) of the amount due (but in no event shall such charge be in excess of the maximum amount permitted by applicable law) plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder, and (b) such unpaid amounts shall thereafter bear interest until paid at a rate equal to the prime rate established from time to time by the largest federally chartered banking institution in the State where the Building is located plus five percent (5%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable Law. The late charge and interest shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at Law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.
26.    LANDLORD’S RIGHT TO CURE DEFAULT
All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within the applicable notice and cure period for such performance that is required by the terms of this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any Default of Tenant and without releasing Tenant from any obligations hereunder, in which event Tenant shall reimburse Landlord, upon demand, for the sums incurred by Landlord in connection therewith. Tenant’s reimbursement obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.
27.    ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times by providing a minimum 24 hours prior notice to the Tenant to enter the Premises to (a) inspect them; (b) show the Premises to prospective purchasers, mortgagees or (within the last six (6) months of the Lease Term only) tenants, or to the ground or underlying lessors; (c) post or serve notices of nonresponsibility; or (d) alter, improve or repair the Premises or the Building if necessary to comply with current Building codes or other applicable Laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (i) perform services required of Landlord; (ii) take possession due to any Default by Tenant hereunder in the manner provided herein; (iii) perform any covenants of Tenant which Tenant fails to perform; or (iv) to address an emergency. Any such entries shall be without the abatement of Rent, shall not be deemed an unlawful entry, or an actual or constructive eviction, and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except to the extent a result of the gross negligence or willful misconduct of Landlord or its agents, employees or contractors.
28.    PARKING
Subject to compliance with the rules and regulations reasonably prescribed by Landlord, Tenant shall have the right to use parking passes on a monthly basis throughout the Lease Term in the amount set forth in Section 12 of the Summary to park in the Parking Facilities, on a non-exclusive basis. In no event shall Tenant use more than the number of parking passes allocated to Tenant by Section 12 of the Summary. Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Parking Facilities, or relocate Tenant’s parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property. Landlord shall provide reasonable alternative parking arrangements during following any such closure or restriction. Any parking rates charged by Landlord for Tenant’s parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges concurrent with its payment of the parking rates described herein.
29.    HAZARDOUS MATERIALS
29.1    Restrictions. No Hazardous Material (except for de minimis quantities of common cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept, and disposed of in compliance with applicable Laws) shall be brought upon, used, kept, or disposed of in or about the Premises or the Real Property by any Tenant Parties or any of Tenant’s transferees, contractors, agents or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (a) is necessary in the ordinary course of Tenant’s business, and (b) shall be used, kept, and disposed of in compliance with all applicable Laws.
29.2    Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Law or which is deemed necessary by Landlord, in Landlord’s opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a 5% administrative fee. Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and the Landlord Indemnified Parties harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including testing, remediation and consultant and reasonable attorneys’ fees and court costs, arising or resulting from (a) any Contamination on or about the Premises, Building or Real Property caused by Tenant or any Tenant Parties; or (b) any breach of this Article 29 by Tenant.
29.3    Definitions. A “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation, or remediation under any laws or which is now or hereafter defined, listed, or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi, or other bacterial agents, in, on, under, at, or from the Premises, the Building, or the Real Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action, or imposition affecting any Landlord Indemnified Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal, and restoration work, including response costs under CERCLA and similar statutes.
29.4    Landlord's Obligations. Landlord hereby represents and warrants to Tenant (i) Landlord has not received any notice that the Building or Real Property is contaminated by any Hazardous Materials; and (ii) to Landlord’s actual knowledge, no portion of the Real Property is being used for the treatment, storage, or disposal of any Hazardous Materials in violation of any applicable Laws. Landlord covenants that, during the Lease Term, it will not cause or permit the treatment, storage, or disposal of any Hazardous Materials in, on or about any part of the Real Property by Landlord, its agents, employees, or contractors in violation of any applicable Laws. Tenant shall have no liability with respect to any Hazardous Materials located on the Premises or the Real Property, except to the extent caused by a Tenant Party or its contractors or invitees. Landlord's obligations under this Section will survive the expiration or other termination of this Lease.
30.    MISCELLANEOUS PROVISIONS
30.1    Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party. An electronic or facsimile copy of the Lease shall be deemed an original for purposes of this Section 30.1. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
30.2    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.
30.3    Modification of Lease. Intentionally deleted.

30.4    Transfer of Landlord’s Interest. In the event Landlord transfers all or any portion of its interest in the Real Property and Building and in this Lease, Landlord shall automatically be released from all remaining liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, except to the extent of any prepaid sums of Tenant held by Landlord and not delivered to such transferee.
30.5    Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
30.6    Time of Essence. Time is of the essence of this Lease and each of its provisions.
30.7    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
30.8    Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in the Building and the proceeds thereof, and neither Landlord, nor any of its constituent partners, members, shareholders, officers, directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.
30.9    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language. The parties hereto acknowledge and agree that each has participated in the negotiation and drafting of this Lease; therefore, in the event of an ambiguity in, or dispute regarding the interpretation of, this Lease, the interpretation of this Lease shall not be resolved by any rule of interpretation providing for interpretation against the party who caused the uncertainty to exist or against the draftsman.
30.10    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure“), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.
30.11    Notices. Any notice, demand or other communication given under the provisions of this Lease (collectively, “Notices“) by either party to the other party shall be effective only if in writing and (a) personally served, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a nationally recognized courier service (e.g., Federal Express) for next-day delivery. Notices shall be directed to the parties at their respective addresses set forth in the Summary. In the event that a different address is furnished by either party to the other party in accordance with the procedures set forth in this Section 30.11, Notices shall thereafter be sent or delivered to the new address. Notices given in the foregoing manner shall be deemed given (i) when actually received or refused by the party to whom sent if delivered by carrier or personally served, (ii) if mailed, on the day of actual delivery or refusal as shown by the addressee’s registered or certified mail receipt, or (iii) if sent by nationally recognized courier service, one business day after deposit with such courier service. For purposes of this Section 30.11, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.
30.12    Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.
30.13    Attorneys’ Fees. If either party commences any action or proceeding to interpret or enforce the terms contained in this Lease, including for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.
30.14    Governing Law; Jurisdiction and Venue. This Lease and the rights and obligations of the parties shall be interpreted, construed, and enforced in accordance with the laws of the state in which the Building is located. All obligations under this Lease are performable in the County in which the Building is located, which shall be the venue for all legal actions.
30.15    Jury Trial Waiver. TENANT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED

UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS LEASE OR ANY CONDUCT, ACT OR OMISSION OF LANDLORD, TENANT, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LANDLORD OR TENANT, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
30.16    Paragraph Headings. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease.
30.17    Recording. Tenant shall not record this Lease or any memorandum of lease.
30.18    Authority. Tenant covenants, warrants, and represents that each individual executing, attesting, and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located.
30.19    Relationship. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture, or any other relationship.
30.20    Survival of Obligations. The expiration of the Lease Term, whether by lapse of time or otherwise, shall not relieve Tenant of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Those terms or provisions of this Lease which this Lease expressly states shall survive, or which by their context are clearly intended to survive, the expiration or earlier termination of this Lease, shall survive the expiration or earlier termination of this Lease.
30.21    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.
30.22    Transportation Management. Tenant shall fully comply with all reasonable present or future programs intended to manage parking, transportation or traffic in and around the Building and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
30.23    Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.
30.24    Landlord Renovations. Tenant acknowledges that Landlord may, but shall not be obligated to (other than as specifically set forth herein or in the Work Letter, if applicable), during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building and/or Real Property, including without limitation the Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, provided, that Landlord agrees to use commercially reasonable efforts to minimize any disruption to Tenant’s business operations in the Premises. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.
30.25    Financial Statements. Upon fifteen (15) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often than once in any calendar year), Tenant shall deliver to Landlord a certified current financial statement of Tenant and any guarantor of this Lease.
30.26    Excepted Rights. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, tornados, significant snow storms, terrorist activities and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of rent payable hereunder.
30.27    Interpretation of Lease Terms. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Lease.
30.28    Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

30.29    OFAC Compliance. For purposes of this Section 30.29, the term “Affiliated Parties” shall mean Tenant, any Guarantor hereunder, all persons and entities owning (directly or indirectly) an ownership interest in Tenant or Guarantor, and any and all subsidiaries, predecessors, agents and affiliates thereof. “Blocked Parties” mean any person or entity (a) that is itself or an Affiliated Party of an entity listed in the Annex to, or is otherwise subject to the provisions of, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (“Executive Order”), (b) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any Patriot Act Related Law (as defined below), (c) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order, (d) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of such list. The “Patriot Act Related Laws” are defined as any regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, OFAC’s Specially Designated and Blocked Persons list) or any statute or executive order (including, but not limited to, the Executive Order) designed to limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., including, without limitation Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56), and the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, as the same may be amended from time to time, and any other governmental law, rule or regulation implementing such laws or purposes. Tenant hereby represents and warrants that, to Tenant’s knowledge, Tenant and all Affiliated Parties (i) have never been a Blocked Party, and (ii) have been and are currently in full compliance with all Patriot Act Related Laws. Tenant covenants that neither Tenant nor any of its Affiliated Parties will do any of the following: (1) conduct any business or engage in any transaction or deal with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (2) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (3) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in any Patriot Act Related Law. Tenant covenants and agrees to deliver to Landlord upon request reasonable evidence of its compliance with the provisions of this Section 30.29. Tenant shall implement an internal methodology for ensuring compliance with the Patriot Act Related Laws and avoiding business transactions with Blocked Parties. If, at any time, any of the representations set forth above in this Section 30.29 becomes false or Tenant breaches any other provision of this Section 30.29, then it shall be considered a default under this Lease, which shall not be subject to any notice and/or cure period and Landlord shall have the immediate right to exercise its rights and remedies in the event of a default, including, but not limited to, termination of this Lease.
30.30    Authority. Upon request from Landlord, Tenant shall provide Landlord with reasonable evidence that each person signing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.
30.31    Tenant Personal Property Lien. If all or some of the movable trade fixtures and personal property (collectively referred to herein as “Tenant’s Personalty”) to be installed used, stored or otherwise located by Tenant in the Premises are subject to a lien or security interest in favor of a bank, insurance company, pension fund, nationally recognized private equity or similar firm, or like institutional lender (referred to herein as “Institutional Lender”), Landlord hereby agrees to recognize the rights therein of such Institutional Lender and agrees to execute an instrument on a form reasonably acceptable to Landlord pursuant to which Landlord will subordinate any claim arising by reason of any Landlord’s lien, right of distraint, or otherwise with respect to the financed Tenant’s Personalty to the lien or security interest of any such Institutional Lender.
31.    RIGHT OF FIRST REFUSAL
31.1    Grant of Right of First Refusal. Subject to the terms and conditions of this Article 31, Landlord hereby grants to Tenant an ongoing right of first refusal (“Right of First Refusal”) to lease all, or a portion of, any space on the 3rd floor in the Building (the “First Refusal Space”).
31.2    Procedure for Offer. If Landlord receives a bona fide written offer from an unaffiliated third party for the lease of all or any portion of the First Refusal Space (each, a “Bona Fide Offer”), and Landlord is willing to accept the Bona Fide Offer, Landlord shall give Tenant written notice (the “First Refusal Notice”) of the Bona Fide Offer, and shall offer to lease to Tenant the First Refusal Space on the same terms and conditions of the Bona Fide Offer (collectively, the “Bona Fide Offer Terms”).
31.3    Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Right of First Refusal with respect to the applicable First Refusal Space described in the First Refusal Notice, then within five business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver written notice to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire First Refusal Space described in the First Refusal Notice on the Bona Fide Offer Terms (each, a “ROFR Exercise Notice”). Tenant must elect to exercise its Right of First Refusal, if at all, with respect to all of the First Refusal Space offered by Landlord to Tenant in the First Refusal Notice. Tenant may not elect to lease only a portion of the space offered in the First Refusal Notice, even if the space described in the First Refusal Notice comprises an area larger than the First Refusal Space or an area that does not comprise the entire First Refusal Space. If Tenant does not so notify Landlord within the 5-business day period, then Landlord shall be free to lease the First Refusal Space offered to Tenant in the First Refusal Notice to the unaffiliated third party on the applicable Bona Fide Offer Terms; provided, however, that in the event the economic terms of the deal with such unaffiliated third party change such that the economic terms (inclusive of tenant improvement allowance, rent concessions, etc.) is decreased by 10% or more, Landlord shall once again offer such First Refusal Space to Tenant on the new economic terms in accordance with this Section 31.
31.4    Other Terms and Conditions. Except as otherwise expressly set forth in the First Refusal Notice, Tenant shall take the First Refusal Space in its “AS IS” condition, and Landlord shall have no obligation for free rent, leasehold improvements or for any other tenant inducements for the First Refusal Space. Except as otherwise expressly set forth in the First Refusal Notice, the term of the lease for the applicable portion of the First Refusal Space, and Tenant’s obligation to pay Rent for such First Refusal Space, shall commence upon the date of delivery of the First Refusal Space to Tenant and shall terminate on the date set forth in the First Refusal Notice.

31.5    Limitations. Tenant shall not have the right to lease the First Refusal Space, if, as of the date of the attempted exercise of any Right of First Refusal by Tenant, or as of the scheduled date of delivery of such First Refusal Space to Tenant, (a) a Default by Tenant is continuing, or (b) Tenant shall have assigned this Lease or subleased to all or any portion of the Premises to any Transferee, other than pursuant to a Permitted Transfer.
31.6    Amendment to Lease. If Tenant timely exercises Tenant’s right to lease any applicable First Refusal Space as set forth herein, Landlord and Tenant shall, within 15 days after Tenant’s exercise thereof and delivery to Tenant by Landlord of a lease amendment in form and substance reasonably acceptable to both parties, execute an amendment to this Lease for such First Refusal Space upon the terms and conditions as set forth in the First Refusal Notice and this Article 31.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the Date first above written.

LANDLORD:

SEMAHO, INC.,
a Colorado corporation

By     REFORMA RE INC.,
a Colorado corporation,
Authorized Agent

By__/s/ Andrew Sevillo____________
Name: _Andrew Sevillo____________
Title: _Agent_____________________

TENANT:

DMC GLOBAL INC.,
a Delaware corporation

By: __/s/ Michael Kuta________________
Name: _Michael Kuta_________________
Title: _CFO____________ __ ______

EXHIBIT A
FLOOR PLAN OF PREMISES

18,284 RSF

Kieding

THE VIEWS I
BLOCKING PLAN

THIRD FLOOR
Not To Scale
JUNE 8, 2018

NORTH

A-1

EXHIBIT B
WORK LETTER
LANDLORD PERFORMS IMPROVEMENTS; ALLOWANCE
This Work Letter (“Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease to which this Work Letter is attached as Exhibit B, and all references in this Work Letter to Sections of “this Work Letter” shall mean the relevant portions of this Work Letter.
1.    Acceptance of Premises. Tenant accepts the Premises in their “AS‑IS” condition on the Date of this Lease, except for any warranties expressly set forth in the Lease, and except that Landlord agrees to perform the Improvements (as defined in Section 3.3 below) in accordance with this Work Letter. In addition, Landlord agrees to (a) replace the bulbs in the hallways of the third floor of the Building within six months of the Date of the Lease, at Landlord’s cost, and (b) paint the ceiling of the corridor on the third floor of the Building outside of the Premises in an egg-shell finish in a color approved by Landlord, the cost of which shall be deducted from the Construction Allowance (as defined in Section 10 below).
2.    Space Plans; Landlord Pre-Approval of Certain Items.
2.1    Test Fit Allowance. Landlord has agreed per a separate agreement to pay Tenant’s architect $0.12/per rentable square foot for an initial space plan and pricing notes in order to get a budget estimate of costs of the Improvements. This test fit allowance is not part of and shall not be deducted from the Construction Allowance.
2.2    Space Plans. Landlord and Tenant have approved that certain space plan dated June 8, 2018 prepared by Tenant’s architect, Arch 11 (the “Architect”) and attached hereto as Exhibit 1 (the “Space Plans”) depicting the improvements to be installed in the Premises
2.3    Landlord Pre-Approval of Certain Items. Landlord hereby confirms that (a) it approves Tenant’s use and installation of roller window shades for the Premises consisting of the Mecho-Systems SoHo Collection 1900 Series (5% open) in Color 1922 Howard (Mocha), and (b) Tenant shall have the right to core drill from the third floor of the Building in order to install data, power and telephone wiring for the Premises per building code in locations acceptable to Landlord; provided, however, at Landlord’s election, such core drill locations may be reviewed by Landlord’s structural engineer prior to commencement of such core drilling. The cost of such roller window shades and any review of core drilling locations by Landlord’s structural engineer shall be deducted from the Construction Allowance.
3.    Working Drawings.
3.1    Preparation and Delivery. On or before the date that is fifteen (15) days following the date Tenant approves, or is deemed to have approved, the Space Plans (the “Working Drawings Delivery Deadline”), Landlord shall provide to Tenant for its approval final working drawings, prepared by the Architect and Landlord’s preferred engineering group consisting of MDP Engineering, of all improvements that Tenant wishes to have installed in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical, electrical, life safety and plumbing and any other systems of the Building, and detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws and suitable for permitting and construction.
3.2    Approval Process. Tenant shall notify Landlord whether it approves of the submitted working drawings within five (5) business days after Landlord’s submission thereof. If Tenant disapproves of such working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice, revise such working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted working drawings within two (2) business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Tenant fails to notify Landlord that it disapproves of the initial working drawings within five (5) business days (or, in the case of resubmitted working drawings, within two (2) business days) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question.
Notwithstanding the foregoing, the working drawings approved by Tenant and Landlord shall also be submitted by the Architect to Landlord’s Building architect, Kieding, to perform a “Peer Review” of such working drawings before the same are distributed to any contractors for bidding and pricing. Once Kieding has approved such working drawings, the same may be distributed to contractors for bidding in accordance with Section 4 below.
3.3    Landlord’s Approval; Performance of the Improvements. If any of the proposed construction work in the Premises will affect the Building’s structure or the Building’s systems, then the working drawings pertaining thereto must be approved by the Building’s engineer of record. Tenant’s approval of such working drawings shall not be unreasonably withheld, provided that (%4) they comply with all applicable Laws, and (%4) such working drawings are sufficiently detailed to allow construction of the improvements and associated work in a good and workmanlike manner. As used herein, “Working Drawings” means the final working drawings approved by Landlord and Tenant and Kieding, as amended from time to time by any approved changes thereto, and “Improvements” means all improvements to be constructed in the Premises in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any applicable Laws, but shall merely be the consent of Landlord thereto.

B-1

Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Landlord shall cause the Improvements to be performed in accordance with the Working Drawings, in a good and workmanlike manner, lien-free, and in accordance with all applicable Laws. EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN, LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SPACE PLANS, THE WORKING DRAWINGS OR THE IMPROVEMENTS (OR ANY OTHER SERVICES PROVIDED BY THE ARCHITECT, TENANT’S CONTRACTOR OR ANY OF THEIR SUBCONTRACTORS). ALL IMPLIED WARRANTIES BY LANDLORD WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF HABITABILITY, MERCHANTABILITY, MARKETABILITY, QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED. WITHOUT LIMITING THE FOREGOING, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY FAILURE OF THE IMPROVEMENTS. LANDLORD WILL NOT BE RESPONSIBLE FOR, OR HAVE CONTROL OR CHARGE OVER, THE ACTS OR OMISSIONS OF THE ARCHITECT OR ITS AGENTS OR EMPLOYEES. LANDLORD IS NOT ACTING AS A CONTRACTOR AND IS NOT GUARANTEEING THE SPACE PLANS, THE WORKING DRAWINGS OR THE IMPROVEMENTS.
4.    Bidding of the Improvements; Performance of the Improvements. Prior to commencing the Improvements, Landlord shall competitively bid the Improvements to not less than three contractors selected by Landlord and reasonably approved by Tenant. Tenant may recommend a contractor to be included in the bidding process, so long as such contractor meets Landlord’s standard of qualifications and is otherwise approved by Landlord. Such bids shall be reasonably acceptable to Tenant. If the estimated Total Construction Costs (as defined in Section 9 below) are expected to exceed the Construction Allowance, Tenant shall be allowed to review the submitted bids from such contractors to value engineer any of the Improvements requested by Tenant. In such case, Tenant shall notify Landlord of any items in the Working Drawings that Tenant desires to change within two (2) business days after Landlord’s submission thereof to Tenant. If Tenant fails to notify Landlord of its election within such two (2) business day period, Tenant shall be deemed to have approved the bids. Within five (5) business days following Landlord’s submission of the initial construction bids to Tenant under the foregoing provisions (if applicable), Tenant shall have completed all of the following items: (a) finalized with Landlord’s Representative and the proposed contractor, the pricing of any requested revisions to the bids for the Improvements, and (b) approved in writing any overage in the Total Construction Costs in excess of the Construction Allowance, failing which each day after such five (5) business day period shall constitute a Tenant Delay Day (as defined in Section 6 below).
5.    Change Orders. Tenant may initiate changes in the Improvements. Each such change (a “Change Order”) must receive the prior written approval of Landlord, such approval not to be unreasonably withheld, conditioned, or delayed; however, if such requested Change Order would adversely affect (in the reasonable discretion of Landlord) (a) the Building’s structure or the Building’s systems (including the Building’s restrooms or mechanical rooms), (b) the exterior appearance of the Building, or (c) the appearance of the Building’s common areas or elevator lobby areas, Landlord may withhold its consent in its sole and absolute discretion. Landlord shall, upon completion of the Improvements, cause to be prepared accurate architectural, mechanical, electrical and plumbing “as‑built” plans of the Improvements as constructed, which plans shall be incorporated into this Exhibit B by this reference for all purposes. If Tenant requests any changes to the Improvements described in the Space Plans or the Working Drawings, then Landlord shall inform Tenant in writing of the estimated increased costs and delay, if any, to the expected completion date of the Improvements. Tenant shall have a period of three (3) days to notify Landlord in writing if it does not wish to proceed with the changes. If Tenant timely notifies Landlord that it does not wish to proceed with the changes, or fails to respond with such 3-day period, Tenant’s request for changes shall be null and void and Landlord shall not proceed with such changes. If Tenant timely elects to proceed with the changes, such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs, and any such delay caused thereby shall be deemed a Tenant Delay Day.
6.    Definitions. As used herein, a “Tenant Delay Day” means each day of delay in the performance of the Improvements that occurs (a) because Tenant fails to timely furnish any information or deliver or approve any required documents, pricing estimates, construction bids, and the like beyond the timeframes set forth herein, (b) because of any change by Tenant to the Space Plans or Working Drawings, (c) because Tenant fails to attend any meeting with Landlord, the Architect, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, or in connection with the performance of the Improvements, (d) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials or any materials that are not readily available, or (e) because Tenant or its employees, agents, or contractors otherwise delays completion of the Improvements. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Improvements in the Premises is substantially completed (as evidenced by receipt of a Certificate of Occupancy or equivalent) in accordance with the Working Drawings. Substantial Completion shall have occurred even though minor details of construction, decoration and mechanical adjustments remain to be completed and are identified on a punchlist pursuant to Section 7 below.

7.    Walk-Through; Punchlist. When Landlord considers the Improvements in the Premises to be Substantially Completed, Landlord will notify Tenant and, within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Improvements to complete all punchlist items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

8.    Construction Contract Warranty. Landlord shall use commercially reasonable efforts to enforce the warranty provided by any contractor performing the Improvements on Tenant’s behalf.

9.    Excess Costs. Tenant shall pay the entire amount by which the Total Construction Costs (as hereinafter defined) exceed the Construction Allowance (such excess amount being referred to herein as the “Excess Amount”). Upon approval of the Working Drawings and Landlord’s selection of a contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord 90% of Landlord’s estimate of the Excess Amount. Upon Substantial Completion of the Improvements, Tenant shall pay to Landlord (i)

B-1

any remaining unpaid portion of the Excess Amount, and (ii) any additional costs incurred by Landlord in performing the Improvements because of an event specified in the definition of Tenant Delay Day, within ten (10) days after receipt of an invoice from Landlord. In the event of default of payment of any portion of the Excess Amount, Landlord (in addition to all other remedies) shall have the same rights as for an event of Default under the Lease. As used herein, “Total Construction Costs” means (1) the entire cost of performing the Improvements (including preparation of the Space Plans and Working Drawings and the final “as-built” plan of the Improvements, costs of construction labor and materials, engineering fees, related taxes and insurance costs, licenses, permits, certifications, surveys and other approvals required by applicable Law), and (2) the Construction Supervision Fee referenced in Section 10 below.

10.    Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $50.00 per rentable square foot contained in the Premises (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Improvements. Except as otherwise set forth herein, the Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Improvements is actually incurred and paid by Landlord.
Notwithstanding the foregoing, at Tenant’s election, a portion of the Construction Allowance remaining after payment of the cost of the Improvements (not to exceed $5.00 per rentable square foot contained in the Premises) may be disbursed by Landlord to Tenant for the following items and costs (collectively the “Allowance Items”): (a) costs incurred in connection with the purchase and/or installation of furniture, fixtures and equipment in the Premises, and (b) moving expenses incurred by Tenant in connection with its move into the Premises. The portion of the Construction Allowance that may be used for the items described in this paragraph is referred to herein as the “Discretionary Allowance.”
Landlord shall make disbursements of the Discretionary Allowance to Tenant for the Allowance Items as follows: Subsequent to the Lease Commencement Date and continuing until the Allowance Deadline (as hereinafter defined), Tenant may make one single request from Landlord for that portion of the Discretionary Allowance to which Tenant is entitled by delivering a written request therefor to Landlord, which request shall include copies of invoices paid or to be paid by Tenant and with executed mechanic’s liens in a form reasonably acceptable to Landlord, when applicable, from any contractors, subcontractors, suppliers, materialmen and/or vendors. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant, in the amount of the Discretionary Allowance so requested; provided, however, in no event shall Landlord be required to make more than one disbursement of the Discretionary Allowance.
The Construction Allowance must be used (that is, the Improvements must be fully complete and the Construction Allowance (including the portion consisting of the Discretionary Allowance) requested by Tenant, if not already applied by Landlord to the Total Construction Costs) on or before the date that is two (2) months after Substantial Completion (the “Allowance Deadline”), or such Construction Allowance or remaining portion thereof shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.
11.    Construction Management. Landlord or its agent shall supervise the Improvements, make disbursements required to be made to the contractor, act as a liaison between the contractor and Tenant, and coordinate the relationship between the Improvements, the Building and the Building’s systems. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to three percent (3%) of the hard construction costs included in the Improvements (the “Construction Supervision Fee”), which shall be deducted from the Construction Allowance.
12. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:	Andrew Devitt, Senior Project Manager c/o Transwestern 5251 DTC Pkwy, Suite 1100 Greenwood Village, CO 80111 Telephone: (303) 952-5598

Tenant’s Representative:	Nancy Nowell c/o DMC Global Inc. Nnowell@dmcglobal.com Telephone: (303) 604-3905
13.    Miscellaneous. To the extent not inconsistent with this Exhibit, the alteration provisions contained in the Lease shall govern the performance of the Improvements and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

B-1

Exhibit 1 to Work Letter

NOT IN SCOPE
NOT IN SCOPE

1 PARTITION PLAN
A1.01 SCALE: 1/8" = 1'-0"

KEYNOTES:

1. PROVIDE BLOCKING IN WALL CORRESPONDING TO ARTWORK HANGING AS REQUIRED.
2. ABOVE PERIMETER GLAZING AND AT PERIMETER COLUMN, EXTEND GWB UP TO DECK AT OPEN AREAS OF EXPOSED CEILING DECK. REF RCP FOR MORE INFO.
3. COLUMNS TO BE FURRED OUT MINIMUM 5" FROM FACE OF MULLION WITH GYP.

GENERAL NOTES:

A. ALL WALLS GO TO DECK U.O.N.

B. ALL DIMENSIONS ARE TO FINISH FACE OF GWB, U.O.N.

C. REF RCP FOR MORE INFO WHERE DASHED LINES REPRESENT CEILING EDGES OVERHEAD.

D. COORDINATE DOOR HARDWARE MODEL, FUNCTION, AND SECURITY/KEYING REQUIREMENTS WITH TENANT PRIOR TO SPECIFICATION.

E. ALL DIMENSIONS AT PERIMETER ARE TO FACE OF MULLION.

Arch 11

3100 CARBON PL #100 BOULDER, CO 80301
1200 BANNOCK ST DENVER, CO 80204
303.546.6868 arch11.com

DESIGN DEVELOPMENT:

NOT FOR CONSTRUCTION

DMC BROOMFIELD

THE VIEWS
11800 RIDGE PARKWAY, BROOMFIELD, CO

PROJECT NUMBER:	
ISSUE DATE:	06/08/2018
PHASE:	DD
DRAWN BY:	KW
CHECKED BY:	EJM

DESIGN DEVELOPMENT SET

REVISIONS ISSUED		
#	DESCRIPTION	DATE

COPYRIGHT 2017 - THESE DRAWINGS AND THE DESIGN THEY REPRESENT REMAIN THE PROPERTY OF ARCH11, INC. AND ARE INTENDED TO BE USED FOR CONSTRUCTION AT THE STATED LOCATION. ANY UNAUTHORIZED REPRODUCTION OR OTHER USE OF THESE DRAWINGS OR DESIGN IS STRICTLY PROHIBITED.

PARTITION PLAN

A1.01

B-1

EXHIBIT C
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building, provided that Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations in an even-handed manner.
1.    Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises. Tenant shall bear the cost of any lock changes or repairs required by Tenant. ___ keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.
2.    All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed. Landlord may supply access cards for Tenant’s employees, which cards will be furnished at a reasonable cost to be established by Landlord. Tenant will be responsible for returning all access cards upon the expiration or earlier termination of the Lease and will pay a reasonable replacement fee for any lost or stolen cards.
3.    Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.
4.    Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Real Property, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.
5.    No furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the stairs or elevators, except upon prior notice to Landlord, and in such manner, in such specific stairwell or elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator or stairwell for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators, stairwells or other parts of the Building. In no event shall Tenant’s use of the elevators or stairwells for any such purpose be permitted during the hours of 7:00 a.m. - 9:00 a.m., 11:30 a.m. - 1:30 p.m. and 4:30 p.m. - 6:30 p.m.
6.    Landlord shall have the right to control and operate the public portions of the Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.
7.    The requirements of Tenant will be attended to only upon application at the Building management office or at such office location designated by Landlord within the Building. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
8.    Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.
9.    The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.
10.    Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.
11.    Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
12.    Tenant shall not use or keep in or on the Premises or the Real Property any kerosene, gasoline or other inflammable or combustible fluid or material.
13.    Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

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14.    Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.
15.    Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.
16.    No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.
17.    Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.
18.    Landlord reserves the right to exclude or expel from the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
19.    Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.
20.    Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. This includes the closing of exterior blinds, disallowing the sun rays to shine directly into areas adjacent to exterior windows.
21.    Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the area in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways, stairwells and elevators provided for such purposes at such times as Landlord shall designate.
22.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
23.    Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.
24.    Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.
25.    No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.
26.    The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
27.    The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.
28.    Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building Management Office. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.
29.    Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
30.    Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.
31.    Tenant and Tenant’s employees, agents, contractors and other invitees shall not be permitted to bring firearms onto the Real Property or surrounding areas at any time.
32.    Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Real Property, and for the preservation of good order thereof, as well as for the convenience of other occupants and tenants thereof. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and

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Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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